[Letterhead of Baker McKenzie]

July 17, 2009

Securities and Exchange Commission
Division of Corporation Finance                                                                                                          VIA FAX (415) 576-3098
Mail Stop 3010                                                                                                                                      AND FEDERAL EXPRESS
100 F Street, N.E.
Washington, DC  20549

Attention:                      Thomas Kluck

Re:	Redwood Mortgage Investors VII,
a California Limited Partnership Form 10-K
for the year ended December 31, 2008
File No. 0-19992

Dear Mr. Kluck:

We represent Redwood Mortgage Investors VII (the “Company”).  We have received the comment letter, dated July 10, 2009, from the staff of the Securities and Exchange Commission, which letter relates to the Company’s Form 10-K for the year ended December 31, 2008.

We plan to respond to the comment letter by or before August 7, 2009.  Please let us know if there are any problems with this schedule.

Very truly yours,

/s/ Stephen J. Schrader

   Stephen J. Schrader
   Baker & McKenzie LLP

cc:           Michael Burwell,
Redwood Mortgage Investors VII